Exhibit 8(BZ)

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into this      day of             , 2014 (the “Agreement”) by and among TIAA-CREF LIFE INSURANCE COMPANY, organized under the laws of New York (the “Company”), on behalf of itself and each separate account of the Company named in Schedule A to this Agreement, as may be amended from time to time (each account referred to as the “Account” and collectively as the “Accounts”); The RBB Fund, Inc. (the “Fund”), on behalf of each of the Fund portfolios named in Schedule B, as such schedule may be amended from time to time (the “Designated Portfolios”); Matson Money, Inc., the investment adviser to the Designated Portfolios (the “Adviser”); and Foreside Funds Distributors LLC, the principal underwriter/distributor of the Fund (the “Distributor”).

WHEREAS, the Fund engages in business as an open-end management investment company and the Designated Portfolios were each established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies which have entered into participation agreements substantially similar to this Agreement (the “Participating Insurance Companies”), and

WHEREAS, beneficial interests in the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the Company, as depositor, has established the Accounts to serve as investment vehicles for certain variable annuity contracts and variable life insurance policies offered by the Company set forth on Schedule A (the “Contracts”); and

WHEREAS, the Accounts are duly organized, validly existing segregated asset accounts, established by resolutions of the Board of Directors of the Company, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Designated Portfolios on behalf of the Accounts to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Adviser and the Distributor agree as follows:

ARTICLE I: SALE OF FUND SHARES

1.1 The Fund and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Designated Portfolio shares as set forth in this Article I until such time as they mutually agree in writing to utilize the National Securities Clearing Corporation (“NSCC”). Upon such mutual agreement, the Fund and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Designated Portfolio shares through NSCC and its subsidiary systems as set forth in Exhibit I.

1.2 The Fund and Distributor, as applicable, agree to sell to the Company those shares of the Designated Portfolios which each Account orders (based on orders placed by Contract owners on that Business Day, as defined below), such orders to be executed on a daily basis at the net asset value (and with no sales charges) next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.2, the Company will be the designee of the Fund for receipt of such orders from each Account and receipt by such designee will constitute receipt by the Fund; provided that the Fund receives notice of such order by 11:00 a.m. Eastern Time on the next following Business Day or such later time as permitted by Section 1.11 hereof. “Business Day” will mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission (the “Commission”).

1.3 The Fund agrees to redeem for cash, upon the Company’s request, any full or fractional shares of the Fund held by the Company (based on orders placed by Contract owners on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its agent of the request for redemption. For purposes of this Section 1.3, the Company will be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee will constitute receipt by the Fund; provided the Fund receives notice of such requests for redemption by 11:00 a.m. Eastern Time on the next following Business Day or such later time as permitted by Section 1.11 hereof. After consulting with the Company, the Fund reserves the right to delay payment of redemption proceeds, but in no event may any such delay by the Fund in paying redemption proceeds cause Company or any Account to fail to meet its obligations under Section 22(e) of the Investment Company Act of 1940 (the “1940 Act”).

1.4 The Company will place separate orders to purchase or redeem shares of each Designated Portfolio. Each order shall describe the net amount of shares and dollar amount of each Designated Portfolio to be purchased or redeemed. In the event of net purchases, the Company shall pay for net purchase orders by wiring federal funds to Fund or its designated custodial account (by 2:00 pm EST) on the next Business Day after an order to purchase Designated Portfolio shares is made in accordance with the provisions of Section 1.2 hereof (or such later time as permitted by Section 1.11 hereof). Upon receipt by the Fund of the payment, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. In the event of net redemptions, the Fund shall pay the net redemption proceeds by wiring federal funds to the Company or its designated custodial account (by 2:00 pm EST) on the next Business Day after an order to redeem a Designated Portfolio’s shares is made in accordance with the provision of Section 1.3 hereof. Upon receipt by the Company of the payment, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of the Company.

1.5 The Fund agrees to make shares of the Designated Portfolios available continuously for purchase at the applicable net asset value per share by Participating Insurance Companies and their separate accounts on those days on which the Fund calculates its Designated Portfolio net asset value pursuant to rules of the Commission and the Fund shall calculate such net asset value on each day which the NYSE is open for regular trading; provided, however, that the Board of Directors of the Fund (the “Fund Board”) may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

1.6 The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts, qualified pension and retirement plans. No shares of any Portfolio will be sold directly to the general public.

1.7 The Fund will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III and VII of this Agreement are in effect to govern such sales.

1.8 The Company agrees to purchase and redeem the shares of the Designated Portfolios offered by the then current prospectus of the Fund in accordance with the provisions of such prospectus to the extent not inconsistent with the terms and conditions of this Agreement.

1.9 Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or to any Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Account or the appropriate sub-account of each Account.

1.10 The Fund will furnish same day notice (by facsimile) to the Company of the declaration of any income, dividends or capital gain distributions payable on each Designated Portfolio’s shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Portfolio shares in the form of additional shares of that Portfolio at the ex-dividend date net asset values. The Company reserves the right to revoke this election and to receive all such dividends and distributions in cash. The Fund will notify the Company of the number of shares so issued as payment of such income, dividends and distributions.

1.11 The Fund will make the net asset value per share for each Designated Portfolio available to the Company via electronic means on each Business Day as soon as reasonably practical after the net asset value per share is calculated and will use its best efforts to make such net asset value per share available by 6:00 p.m., Eastern Time, each Business Day. In the event that the Fund is unable to meet the 6:00 p.m. time stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Fund shares and wire net payments for the purchase of Fund shares. Such additional time shall be equal to the additional time which the Fund takes to make the net asset value available to the Company. If the Fund provides the Company materially incorrect net asset value per share information (as determined under SEC guidelines), the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share, and the Adviser shall bear the cost of correcting such errors and shall reimburse the Company for any expenses incurred related to correction of the net asset value (including correcting Contract owner accounts). Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported to the Company upon discovery by the Fund.

ARTICLE II: REPRESENTATIONS AND WARRANTIES

2.1 The Company represents and warrants that interests under the Contracts are or will be registered under the Securities Act of 1933 (the “1933 Act”), or are exempt from registration thereunder, and that the Contracts will be issued and sold and distributed in compliance with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company within the meaning of Section 816(a) of the Code, duly organized and in good standing under applicable law and that it has legally and validly established each Account as a separate account under applicable law and that each Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or is exempt from registration thereunder, and that it will maintain such registration for so long as any Contracts are outstanding, as applicable. The Company will amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Account from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company will register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

2.2 The Company represents that the Contracts are currently and at the time of issuance will be variable contracts (as defined in Section 817(d) of the Code) which are treated as life insurance, endowment or annuity contracts (as applicable) under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; provided, however, that the Company makes no representation or undertaking regarding any Contract to the extent such representation or undertaking is dependent on compliance by any investment vehicle in which the Company or an Account may invest with the requirements of Subchapter M or Section 817(h) of the Code, the regulations thereunder, or any successor provision.

2.3 The Company represents and warrants that it will not purchase shares of the Designated Portfolio(s) with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

2.4 The Fund and Adviser each represents and warrants that shares of the Designated Portfolio(s) sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and will remain registered as an open-end management investment company under the 1940 Act for as long as such shares of the Designated Portfolio(s) are sold. The Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund will register and qualify the shares of the Designated Portfolio(s) for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund. The Fund and the Adviser each represents and warrants that the Fund and Adviser have obtained any and all consents, orders, and relief by any governmental authority required for the lawful operation of the Fund and Designated Portfolios, and will at all times adhere to the terms of any such consent, order, and relief.

2.5 The Fund and Adviser represent that the Fund will use its best efforts to comply with the laws of its state of domicile, and, to the extent specifically requested in writing by the Company, any other applicable state insurance laws or regulations as they may apply to the investment objectives, policies and restrictions of the Designated Portfolios, as they may apply to the Fund. If the Fund cannot comply with such state insurance laws or regulations, it will so notify the Company in writing. The Fund makes no other representation as to whether any aspect of its operations (including, but not limited to, fees and expenses, and investment policies) complies with the insurance laws or regulations of any state. The Company represents that it will use its best efforts to notify the Fund of any restrictions imposed by state insurance laws that may become applicable to the Fund as a result of the Accounts’ investments therein. The Fund and the Adviser agree that they will furnish the information required by state insurance laws to assist the Company in obtaining the authority needed to issue the Contracts in various states.

2.6 The Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it reserves the right to make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have the directors of its Fund Board, a majority of whom are not “interested” persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

2.7 The Fund and Adviser represent and warrant that the Fund is lawfully organized and validly existing under the laws of the State of Maryland and that the Fund does and will comply in all material respects with applicable provisions of the 1940 Act and any applicable regulations thereunder. The Fund and Adviser represent and warrant that the Fund’s operations, and that of each Designated Portfolio, does and will comply with applicable federal and state law.

2.8 The Fund and Adviser represent and warrant that all of the Fund’s directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

2.9 The Adviser represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization; it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws; and that it will perform its obligations for the Fund in accordance in all material respects with the laws of the State of Ohio and any applicable state and federal securities laws.

2.10 The Distributor represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization; it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and serves as principal underwriter/distributor of the Fund and that it will perform its obligations for the Fund in accordance in all material respects with any applicable state and federal securities laws.

ARTICLE III: FUND COMPLIANCE

3.1 The Fund and the Adviser acknowledge that any failure (whether intentional or in good faith or otherwise) to comply with the requirements of Subchapter M of the Code or the diversification requirements of Section 817(h) of the Code may result in the Contracts not being treated as variable contracts for federal income tax purposes, which would have adverse tax consequences for Contract owners and could also adversely affect the Company’s corporate tax liability. The Fund and the Adviser further acknowledge that any such failure may result in costs and expenses being incurred by the Company in obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Fund as well as fees and expenses of legal counsel and other advisors to the Company and any federal income taxes, interest or tax penalties incurred by the Company in connection with any such failure.

3.2 The Fund and Adviser represent and warrant that each Designated Portfolio is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that they will maintain such qualification (under Subchapter M or any successor or similar provision) and that no other Participating Insurance Company will purchase shares in any Designated Portfolio for any purpose or under any circumstances that would preclude the Company from “looking through” to the investments of each Designated Portfolio in which it invests, pursuant to the “look through” rules found in Treasury Regulation 1.817-5. The Fund or Adviser will notify the Company immediately upon having a reasonable basis for believing that any Designated Portfolio has ceased to so qualify or that any might not so qualify in the future.

3.3 The Fund and Adviser represent and warrant that for each quarter each Designated Portfolio of the Fund does and will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder; including, but not limited to, that the Fund will at all times comply with the diversification requirements of Section 817(h) of the Code and any regulations thereunder applicable to variable contracts as defined in Section 817(d) of the Code and any amendments or other modifications or successor provisions to such Sections or regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting those Sections or regulations), as if those requirements applied directly to each such Portfolio. The Fund will notify the Company immediately upon having a reasonable basis for believing that the Fund or a Portfolio thereunder has ceased to comply with the diversification requirements or that the Fund or Portfolio might not comply with the diversification requirements in the future. In the event of a breach of this representation and warranty the Fund will take all reasonable necessary steps to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5.

3.4 The Adviser agrees to provide the Company with a certificate or statement indicating compliance by each Portfolio of the Fund with Section 817(h) of the Code, such certificate or statement to be sent to the Company no later than thirty (30) days following the end of each calendar quarter.

3.5 The Fund and Adviser represent and warrant that the Fund is and shall maintain compliance with Rule 38a-1 under the 1940 Act and Adviser represents and warrants that the Adviser is and shall maintain compliance with Rule 206(4)-7 under the Advisers Act.

3.6 The Fund and Adviser each agrees to promptly notify the Company when any Designated Portfolio becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Adviser is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any Designated Portfolio. Until such notification is provided to the Company, the Fund represents and warrants that it is not a CPO, and Adviser represents and warrants it is not required to register as a CPO with respect to any Designated Portfolio. The Fund and Adviser each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

ARTICLE IV: PROSPECTUS AND PROXY STATEMENTS/VOTING

4.1 At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Fund will timely provide the Company with as many copies of the current Fund prospectus or the Fund’s then current summary prospectus (as such term is defined in Rule 498 under the 1933 Act (“Rule 498”) or any successor provision) (describing only the Designated Portfolio(s)) and any supplements thereto as the Company may reasonably request for distribution, at the Fund’s expense, to Contract owners at the time of Contract fulfillment and confirmation. To the extent that the Designated Portfolio(s) are one or more of several Portfolios of the Fund, the Fund shall bear the cost of providing the Company only with disclosure related to the Designated Portfolio(s). The Fund will provide, at the Fund’s expense, as many copies of said prospectus or summary prospectus as necessary for distribution, at the Fund’s expense, to existing Contract owners. The Fund will provide the copies of said prospectus or summary prospectus to the Company or to its mailing agent. The Company will distribute the prospectus or summary prospectus to existing Contract owners and will bill the Fund for the reasonable cost of such distribution. The Fund shall provide the Company, at the Company’s expense, with as many copies of the current Fund prospectus or summary prospectus (describing only the Designated Portfolio(s)) and any supplement thereto, as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company, in lieu thereof, the Fund will provide such documentation, including a final copy of a current prospectus or summary prospectus set in type at the Fund’s expense, and other assistance as is reasonably necessary in order for the Company at least annually (or more frequently if the Fund prospectus or summary prospectus is amended more frequently) to have the new prospectus for the Contracts and the Fund’s new prospectus or summary prospectus printed together, in which case the Fund agrees to pay its proportionate share of reasonable expenses directly related to the required disclosure of information concerning the Fund. The Fund will, upon request, provide the Company with a copy of the Fund’s prospectus or summary prospectus through electronic means to facilitate the Company’s efforts to provide Fund prospectuses or summary prospectus via electronic delivery, in which case the Fund agrees to pay its proportionate share of reasonable expenses related to the required disclosure of information concerning the Fund.

Should the Fund and the Company desire to distribute the prospectuses of the Designated Portfolios pursuant to Rule 498 under the 1933 Act, the Fund shall be responsible for and shall comply with the provisions of Rule 498 including, without limitation, the requirements relating to the website hosting of the summary prospectuses, access to current Fund documents, and responding to Contract owner requests for additional Fund documents. The Company shall comply with Rule 498 with respect to its binding of any Fund summary prospectuses and statutory prospectuses.

4.2 The Fund’s prospectus will state that the Statement of Additional Information (the “SAI”) for the Fund is available from the Company. The Fund will provide the Company, at the Company’s expense, with as many copies of the SAI and any supplements thereto as the Company may reasonably request for distribution, at the Company’s expense, to prospective Contract owners and applicants. To the extent that the Designated Portfolio(s) are one or more of several Portfolios of the Fund, the Fund shall bear the cost of providing the Company only with disclosure related to the Designated Portfolio(s). The Fund will provide, at the Fund’s expense, as many copies of said SAI as necessary for distribution, at the Fund’s expense, to any existing Contract owner who requests such statement or whenever state or federal law requires that such statement be provided. The Fund will provide the copies of said SAI to the Company or to its mailing agent. The Company will distribute the SAI as requested or required and will bill the Fund for the reasonable cost of such distribution.

4.3 The Fund, at its expense, will provide the Company or its mailing agent with copies of its proxy material, if any, reports to shareholders/Contract owners and other permissible communications to shareholders/Contract owners in such quantity as the Company will reasonably require. The Company will distribute this proxy material, reports and other communications to existing Contract owners and will bill the Fund for the reasonable cost of such distribution.

4.4 If and to the extent required by law, the Company will:

(a) solicit voting instructions from Contract owners;

(b) vote the shares of the Designated Portfolios held in the Account in accordance with instructions received from Contract owners; and

(c) vote shares of the Designated Portfolios held in the Account for which no timely instructions have been received, in the same proportion as shares of such Designated Portfolio for which instructions have been received from the Company’s Contract owners, so long as and to the extent that the Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Company will be responsible for assuring that the Accounts participating in the Fund calculates voting privileges in a manner consistent with all legal requirements, including the Mixed and Shared Funding Exemptive Order, as described in Section 7.1.

4.5 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, the Fund either will provide for annual meetings (except insofar as the Commission may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, to comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of the 1940 Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Commission’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE V: SALES MATERIAL AND INFORMATION

5.1 The Company will furnish, or will cause to be furnished, to the Fund or the Adviser, each piece of sales literature or other promotional material in which the Fund, the Adviser or the Distributor is named, at least ten (10) Business Days prior to its use. No such material will be used if the Fund, the Adviser or the Distributor reasonably objects to such use within five (5) Business Days after receipt of such material.

5.2 The Company will not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for Fund shares, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in published reports for the Fund which are in the public domain or approved by the Fund or the Adviser or their designees for distribution, or in sales literature or other material provided by the Fund, the Adviser or the Distributor, except with permission of the Fund or the Adviser or their designees (except with respect to sales literature only with permission of the Distributor). The Fund, the Adviser and the Distributor agree to respond to any request for approval on a prompt and timely basis.

5.3 The Fund or the Adviser will furnish, or will cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or its separate account is named, at least ten (10) Business Days prior to its use. No such material will be used if the Company or its designee reasonably objects to such use within five (5) Business Days after receipt of such material.

5.4 The Fund and the Adviser will not give any information or make any representations or statements on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement, prospectus or SAI for the Contracts, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in published reports for each Account or the Contracts which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other material provided by the Company, except with written permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.

5.5 The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, within a reasonable time after filing of each such document with the Commission or FINRA.

5.6 The Company will provide to the Fund at least one complete copy of all definitive prospectuses, definitive SAI, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, within a reasonable time after filing of each such document with the Commission or FINRA (except that with respect to post-effective amendments to such prospectuses and SAIs and sales literature and promotional material, only those prospectuses and SAIs and sales literature and promotional material that relate to or refer to the Fund will be provided.) In addition, the Company will provide to the Fund at least one complete copy of (i) a registration statement that relates to the Contracts or each Account, containing representative and relevant disclosure concerning the Fund; and (ii) any post-effective amendments to any registration statements relating to the Contracts or such Account that refer to or relate to the Fund.

5.7 The Fund and Adviser will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account. The Fund and Adviser will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Fund and Adviser will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

5.8 For purposes of this Article V, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, (i.e., on-line networks such as the Internet or other electronic messages)), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, SAIs, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.

5.9 The Fund, the Adviser and the Distributor hereby consent to the Company’s use of the names of the Fund, Adviser and Distributor, as well as the names of the Designated Portfolios set forth in Schedule B of this Agreement, in connection with marketing the Contracts, subject to the terms of Sections 5.1 of this Agreement. The Company acknowledges and agrees that Adviser and/or its affiliates own all right, title and interest in and to the name “Matson Money”, and covenants not, at any time, to challenge the rights of Adviser and/or its affiliates to such name or design, or the validity or distinctiveness thereof. The Fund, the Adviser and the Distributor hereby consent to the use of any trademark, trade name, service mark or logo used by the Fund, the Adviser and the Distributor, subject to the Fund’s, the Adviser’s and/or the Distributor’s approval of such use and in accordance with reasonable requirements of the Fund, the Adviser or the Distributor. Such consent will terminate with the termination of this Agreement. Adviser or Distributor may withdraw this consent as to any particular use of any such name or identifying marks at any time (i) upon Adviser’s or Distributor’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Adviser, Distributor or such Funds or (ii) if no investment company, or series or class of shares of any investment company advised by Adviser or distributed by Distributor continues to be offered through variable insurance contracts issued by the Company; provided however, that Adviser or Distributor may, in either’s individual discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization. The Company agrees and acknowledges that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of the Fund, Adviser and/or the Distributor.

5.10 The Fund, the Adviser, the Distributor and the Company, as applicable, agree to adopt and implement procedures reasonably designed to ensure that information concerning the Company, the Fund, the Adviser or the Distributor, respectively, and their respective affiliated companies, that is intended for use only by brokers or agents selling the Portfolio shares or the Contracts is properly marked as “Not For Use With The Public” and that such information is only so used.

ARTICLES VI: FEES, COSTS AND EXPENSES

6.1 The Fund will pay no fee or other compensation to the Company under this Agreement, except as provided below: (a) if the Fund or any Designated Portfolio adopts and implements a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and shareholder servicing expenses, then, subject to obtaining any required exemptive orders or other regulatory approvals, the Fund may make payments to the Company or to the underwriter for the Contracts if and in such amounts agreed to by the Fund in writing; (b) the Fund may pay fees to the Company for administrative services provided to Contract owners that are not primarily intended to result in the sale of shares of the Designated Portfolio or of underlying Contracts as separately agreed to in writing.

6.2 All expenses incident to performance by the Fund of this Agreement will be paid by the Fund to the extent permitted by law. All shares of the Designated Portfolios will be duly authorized for issuance and registered in accordance with applicable federal law and, to the extent deemed advisable by the Fund, in accordance with applicable state law, prior to sale. The Fund will bear the expenses for the cost of registration and qualification of the Fund’s shares, including without limitation, the preparation of and filing with the SEC of Forms N-CSR and N-SAR and Rule 24f- 2 Notices and payment of all applicable registration or filing fees with respect to shares of the Fund; preparation and filing of the Fund’s prospectus, SAI and registration statement, proxy materials and reports; typesetting and printing the Fund’s prospectus and SAI (to the extent provided by and as determined in accordance with Article III above); typesetting and printing proxy materials and reports to Contract owners (including the costs of printing a Fund prospectus that constitutes an annual report) (to the extent provided by and as determined in accordance with Article III above); the preparation of all statements and notices required by any federal or state law; all taxes on the issuance or transfer of the Fund’s shares; any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-l under the 1940 Act; and other costs associated with preparation of prospectuses and SAIs for the Designated Portfolios in electronic or typeset format, as well as any distribution and other expenses as set forth in Article III of this Agreement.

ARTICLE VII: MIXED & SHARED FUNDING RELIEF

7.1 The Fund represents and warrants that it has received an order from the Commission granting Participating Insurance Companies and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity separate accounts and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and qualified pension and retirement plans outside of the separate account context (the “Mixed and Shared Funding Exemptive Order”). The parties to this Agreement agree that the conditions or undertakings specified in the Mixed and Shared Funding Exemptive Order and that may be imposed on the Company, the Fund and/or the Adviser by virtue of the receipt of such order by the Commission, will be incorporated herein by reference, and such parties agree to comply with such conditions and undertakings to the extent applicable to each such party.

7.2 The Fund agrees that the Fund Board will monitor each Designated Portfolio of the Fund for the existence of any irreconcilable material conflict among the interests of the Contract owners of all separate accounts investing in the Fund. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company only if approved in the form of a resolution by a majority of the Board, or a majority of the disinterested trustees of the Board. An irreconcilable material conflict may arise for a variety of reasons, including, but not limited to: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Participating Insurance Companies or by variable annuity and variable life insurance Contract owners; or (f) a decision by an insurer to disregard the voting instructions of Contract owners. The Fund Board will promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof. A majority of the Fund Board will consist of persons who are not “interested” persons of the Fund.

7.3 The Company agrees to assist the Fund Board in carrying out its responsibilities, as delineated in the Mixed and Shared Funding Exemptive Order, by providing the Fund Board with all information reasonably necessary for the Fund Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Fund Board whenever Contract owner voting instructions are to be disregarded. The Fund Board will record in its minutes, or other appropriate records, all reports received by it and all action with regard to a conflict.

7.4 If it is determined by a majority of the Fund Board, or a majority of its disinterested directors, that an irreconcilable material conflict exists, the Company and other Participating Insurance Companies will, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be submitted to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity Contract owners or variable life insurance Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

7.5 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions, and such disregard of voting instructions could conflict with the majority of Contract owner voting instructions, and the Company’s judgment represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected sub-account of the Account’s investment in the Fund and terminate this Agreement with respect to such sub-account; provided, however, that such withdrawal and termination will be limited to the extent required by the foregoing irreconcilable material conflict as determined by a majority of the disinterested directors of the Fund Board. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within, six (6) months after the Fund gives written notice to the Company that this provision is being implemented or such period as may be required to obtain any necessary exemptive relief from the Commission with regard to the substitution of underlying funds. Until the end of such period the Adviser and Fund will, to the extent permitted by law and any exemptive relief previously granted to the Fund, continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

7.6 For purposes of Sections 7.4 through 7.6 of this Agreement, a majority of the disinterested members of the Fund Board will determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event, other than as specified in Section 7.4, will the Fund be required to establish a new funding medium for the Contracts. The Company will not be required by Section 7.4 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict.

7.7 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then: (a) the Fund and/or the Participating Insurance Companies, as appropriate, will take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 4.4, 4.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement will continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII: INDEMNIFICATION

8.1 INDEMNIFICATION BY THE COMPANY

(a) The Company agrees to indemnify and hold harmless the Fund, the Adviser, the Distributor, and each person, if any, who controls the Fund, the Adviser, or the Distributor within the meaning of such terms under the federal securities laws and any director, trustee, officer, employee or agent of the foregoing (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or actions in respect thereof (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale, acquisition, or holding of the Fund shares or the Contracts and:

(1) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or SAI for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund, the Adviser, or the Distributor for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(2) arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, prospectus, SAI or sales literature or other promotional material of the Fund, or any amendment or supplement to the foregoing, not supplied by the Company or its designee) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(3) arise out of untrue statement or alleged untrue statement of a material fact contained in the Fund registration statement, prospectus, SAI or sales literature or other promotional material of the Fund (or amendment or supplement) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make such statements not misleading in light of the circumstances in which they were made, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company or its designee; or

(4) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(5) arise out of any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach by the Company of this Agreement;

except to the extent provided in Sections 8.1(b) and 8.4 hereof. This indemnification will be in addition to any liability that the Company otherwise may have.

(b) No party will be entitled to indemnification under Section 8.1(a) if such loss, claim, damage, liability or action is due to the willful misfeasance, bad faith, or gross negligence in the performance of such party’s duties under this Agreement, or by reason of such party’s reckless disregard of its obligations or duties under this Agreement.

(c) The Indemnified Parties promptly will notify the Company of the commencement of any litigation, proceedings, complaints or actions by regulatory authorities against them in connection with the issuance, holding or sale of the Fund shares or the Contracts or the operation of the Fund.

8.2 INDEMNIFICATION BY THE ADVISER & DISTRIBUTOR

(a) The Adviser agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of such terms under the federal securities laws and any director, officer, employee or agent of the foregoing (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or actions in respect thereof (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale, acquisition, or holding of the Fund shares or the Contracts and:

(1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or SAI for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, Distributor or Fund by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature of the Fund (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(2) arise out of or as a result of statements or representations (other than statements or representations contained in the Contracts or in the Contract or Fund registration statements, prospectuses or statements of additional information or sales literature or other promotional material for the Contracts, or any amendment or supplement to the foregoing, not supplied by the Adviser, Distributor or the Fund or persons under the control of the Adviser, Distributor or the Fund respectively) or wrongful conduct of the Adviser, Distributor or the Fund or persons under the control of the Adviser, Distributor or the Fund respectively, with respect to the sale or distribution of the Contracts or Fund shares; or

(3) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature or other promotional material covering the Contracts (or any amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated or necessary to make such statement or statements not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Adviser, Distributor or the Fund or persons under the control of the Adviser, Distributor or the Fund; or

(4) arise as a result of any failure by the Adviser, Distributor, or Fund to provide the services and furnish the materials under the terms of this Agreement; or

(5) arise out of or result from any material breach of any representation and/or warranty made by the Adviser, Distributor or the Fund in this Agreement, or arise out of or result from any other material breach of this Agreement by the Adviser, Distributor or the Fund (including a failure, whether intentional or in good faith or otherwise, to comply with the requirements of Subchapter M of the Code specified in Article III, Section 3.2 of this Agreement and the diversification requirements specified in Article III, Section 3.3 of this Agreement, as described more fully in Section 8.5 below);

except to the extent provided in Sections 8.2(c) and 8.4 hereof. This indemnification will be in addition to any liability that the Adviser otherwise may have.

(b) The Distributor agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or actions in respect thereof (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale, acquisition, or holding of the Fund shares or the Contracts and:

(1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement, prospectus or SAI for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing) provided to the Company by Distributor (and used by the Company on the terms and for the period specified by Distributor or stated in such material), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, Distributor or Fund by or on behalf of the Company for use in such registration statement, prospectus or SAI for the Fund or sales literature of the Fund (or any amendment or supplement thereto); or

(2) arise out of or as a result of statements or representations by the Distributor (other than statements or representations contained in the Contracts or in the Contract or Fund registration statements, prospectuses or statements of additional information or sales literature or other promotional material for the Contracts, or any amendment or supplement to the foregoing, not supplied by Distributor or persons under the control of the Distributor) or wrongful conduct of the Distributor or persons under the control of the Distributor, with respect to the sale or distribution of the Fund shares; or

(3) arise out of or result from any material breach of this Agreement by the Distributor;

except to the extent provided in Sections 8.2(c) and 8.4 hereof. This indemnification will be in addition to any liability that the Distributor otherwise may have.

(c) No party will be entitled to indemnification under Section 8.2(a) or Section 8.2(b) hereof if such loss, claim, damage, liability or action is due to the willful misfeasance, bad faith, or gross negligence in the performance of such party’s duties under this Agreement, or by reason of such party’s reckless disregard or its obligations or duties under this Agreement.

(d) The Indemnified Parties will promptly notify the Adviser and/or the Distributor, as applicable, of the commencement of any litigation, proceedings, complaints or actions by regulatory authorities against them in connection with the issuance, holding or sale of the Contracts or the operation of the Account.

8.3 INDEMNIFICATION BY THE FUND

(a) The Fund agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of such terms under the federal securities laws and any director, officer, employee or agent of the foregoing (collectively, the “Indemnified Parties” for purposes of this Section 8.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or action in respect thereof (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the sale, acquisition, or holding of the Fund shares or the Contracts, or operations of the Fund and:

(1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or SAI for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission of such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, Distributor or Fund by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature of the Fund (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(2) arise out of or as a result of statements or representations (other than statements or representations contained in the Contracts or in the Contract or Fund registration statements, prospectuses or statements of additional information or sales literature or other promotional material for the Contracts or of the Fund, or any amendment or supplement to the foregoing, not supplied by the Adviser, Distributor or the Fund or persons under the control of the Adviser, Distributor or the Fund respectively) or wrongful conduct of the Adviser, Distributor or the Fund or persons under the control of the Adviser, Distributor or the Fund respectively, with respect to the sale or distribution of the Contracts or Fund shares; or

(3) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature or other promotional material covering the Contracts (or any amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated or necessary to make such statement or statements not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Adviser, Distributor or the Fund or persons under the control of the Adviser, Distributor or the Fund; or

(4) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement; or

(5) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund (including a failure, whether intentional or in good faith or otherwise, to comply with the requirements of Subchapter M of the Code specified in Article III, Section 3.2 of this Agreement and the diversification requirements specified in Article III, Section 3.3 of this Agreement as described more fully in Section 8.5 below); or

(6) arise out of or result from the incorrect or untimely calculation or reporting of daily net asset value per share or dividend or capital gain distribution rate;

except to the extent provided in Sections 8.3(b) and 8.4 hereof. This indemnification will be in addition to any liability that the Fund otherwise may have.

(b) No party will be entitled to indemnification under Section 8.3(a) if such loss, claim, damage, liability or action is due to the willful misfeasance, bad faith, or gross negligence in the performance of such party’s duties under this Agreement, or by reason of such party’s reckless disregard of its obligations and duties under this Agreement.

(c) The Indemnified Parties will promptly notify the Fund of the commencement of any litigation, proceedings, complaints or actions by regulatory authorities against them in connection with the issuance, holding or sale of the Contracts or the operation of the Account.

8.4 INDEMNIFICATION PROCEDURE

Any person obligated to provide indemnification under this Article VIII (“Indemnifying Party”) for the purpose of this Section 8.4) will not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this Article VIII (“Indemnified Party”) for the purpose of this Section 8.4) unless such Indemnified Party will have notified the Indemnifying Party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim will have been served upon such Indemnified Party (or after such party will have received notice of such service on any designated agent), but failure to notify the Indemnifying Party of any such claim will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the indemnification provision of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of failure to give such notice. In case any such action is brought against the Indemnified Party, the Indemnifying Party will be entitled to participate, at its own expense, in the defense thereof. The Indemnifying Party also will be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election to assume the defense thereof, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, and the Indemnifying Party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(a) the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. A successor by law of the parties to this Agreement will be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII will survive any termination of this Agreement.

8.5 INDEMNIFICATION FOR FAILURE TO COMPLY WITH DIVERSIFICATION REQUIREMENTS

The Fund and the Adviser acknowledge that any failure (whether intentional or in good faith or otherwise) to comply with the diversification requirements specified in Article III, Section 3.3 of this Agreement may result in the Contracts not being treated as variable contracts for federal income tax purposes, which would have adverse tax consequences for Contract owners and could also adversely affect the Company’s corporate tax liability. Accordingly, without in any way limiting the effect of Sections 8.2(a) and 8.3(a) hereof and without in any way limiting or restricting any other remedies available to the Company, the Fund and the Adviser will pay on a joint and several basis all costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of the Fund or any Designated Portfolio to comply with Section 3.3 of this Agreement, including all costs associated with correcting or responding to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Fund or Portfolio (including but not limited to an order pursuant to Section 26(c) of the 1940 Act); fees and expenses of legal counsel and other advisors to the Company and any federal income taxes or tax penalties (or “toll charges” or exactments or amounts paid in settlement) incurred by the Company in connection with any such failure or anticipated or reasonably foreseeable failure. Such indemnification and reimbursement obligation shall be in addition to any other indemnification and reimbursement obligations of the Fund and/or the Adviser under this Agreement.

ARTICLE IX: APPLICABLE LAW

9.1 This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the state of Delaware without reference to its conflicts of law provisions.

9.2 This Agreement will be subject to the provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Commission may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof will be interpreted and construed in accordance therewith.

ARTICLE X: TERMINATION

10.1	This Agreement will terminate:

(a) at the option of any party, with or without cause, with respect to one, some or all of the Designated Portfolios, upon six (6) month’s advance written notice to the other parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties; or

(b) at the option of the Company, upon written notice to the other parties, with respect to any Portfolio if shares of the Designated Portfolio are not reasonably available to meet the requirements of the Contracts as determined in good faith by the Company; or

(c) at the option of the Company, upon written notice to the other parties, with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Company; or

(d) at the option of the Fund or the Distributor, upon written notice to the other parties, upon institution of formal proceedings against the Company by FINRA, the Commission, the Insurance Commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Account, or the purchase of the Fund shares, provided that the Fund or Distributor determines in its sole judgment, exercised in good faith, that any such proceeding would have a material adverse effect on the Company’s ability to perform its obligations under this Agreement; or

(e) at the option of the Company, upon written notice to the other parties, upon institution of formal proceedings against the Fund, the Adviser, or the Distributor by FINRA, the Commission or any state securities or insurance department or any other regulatory body, provided that the Company determines in its sole judgment, exercised in good faith, that any such proceeding would have a material adverse effect on the Fund’s or the Adviser’s ability to perform its obligations under this Agreement; or

(f) at the option of the Company, upon written notice to the other parties, with respect to any Designated Portfolio, if a Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably and in good faith believes that the Designated Portfolio may fail to so qualify; or

(g) at the option of the Company, upon written notice to the other parties, with respect to any Designated Portfolio if the Designated Portfolio fails to meet the diversification requirements specified in Section 3.3 hereof or if the Company reasonably and in good faith believes the Designated Portfolio may fail to meet such requirements; or

(h) at the option of any party to this Agreement, upon written notice to the other parties, upon another party’s material breach of any provision of this Agreement; or

(i) at the option of the Company, if the Company determines in its sole judgment exercised in good faith that the Fund, the Adviser or Distributor has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund, Adviser or Distributor and hence to the Company; or

(j) at the option of the Fund, the Adviser or the Distributor, if the Fund, Adviser or Distributor, respectively, determines in its sole judgment exercised in good faith that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund, the Adviser or the Distributor, such termination to be effective sixty (60) days’ after receipt by the other parties of written notice of the election to terminate; or

(k) at the option of the Company or the Fund upon receipt of any necessary regulatory approvals and/or the vote of the Contract owners having an interest in the Account (or any sub-account) to substitute the shares of another investment company for the corresponding Portfolio’s shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying portfolio. The Company will give sixty (60) days’ prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund’s shares or of the filing of any required regulatory approval(s); or

(l) at the option of the Company or the Fund upon a determination by a majority of the Fund Board, or a majority of the disinterested Fund Board members, that an irreconcilable material conflict exists among the interests of: (1) all contract owners of variable insurance products of all separate accounts; or (2) the interests of the Participating Insurance Companies investing in the Fund as set forth in Article VII of this Agreement.

10.2	NOTICE REQUIREMENT

(a) No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

(b) In the event that any termination of this Agreement is based upon the provisions of Article VII, such prior written notice will be given in advance of the effective date of termination as required by such provisions.

10.3 EFFECT OF TERMINATION

Notwithstanding any termination of this Agreement, the Fund, the Adviser and the Distributor will, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Designated Portfolios (as in effect on such date), redeem investments in the Designated Portfolios and/or invest in the Designated Portfolios upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.3 will not apply to any terminations under Article VII and the effect of such Article VII terminations will be governed by Article VII of this Agreement.

10.4 SURVIVING PROVISIONS

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties will survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE XI: NOTICES

Any notice will be deemed duly given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017

Attn: Secretary

With a copy to:

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Attn.: Director, Third Party Funds Management

If to the Fund:

The RBB Fund, Inc.

103 Bellevue Parkway

Wilmington, DE 19809

Attn: Salvatore Faia

If to the Adviser:

Matson Money, Inc.

5955 Deerfield Blvd.

Mason, OH 45040

If to the Distributor:

Foreside Funds Distributors LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Attn: Legal Department

ARTICLE XII: MISCELLANEOUS

12.1 All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

12.2 The Fund and the Adviser acknowledge that the identities of the customers of the Company or any of its affiliates (collectively the “Protected Parties” for purposes of this Section 12.2), information maintained regarding those customers, and all computer programs and procedures developed by the Protected Parties or any of their employees or agents in connection with the Company’s performance of its duties under this Agreement are the valuable property of the Protected Parties. The Fund and the Adviser agree that if they come into possession of any list or compilation of the identities of or other information about the Protected Parties’ customers, or any other property of the Protected Parties, other than such information as may be independently developed or compiled by the Fund or the Adviser from information supplied to them by the Protected Parties’ customers who also maintain accounts directly with the Fund or the Adviser, the Fund and the Adviser will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with the Company’s prior written consent; or (b) as required by law or judicial process. The Fund and the Adviser acknowledge that any breach of the agreements in this Section 12.2 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

12.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

12.5 If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement will not be affected thereby.

12.6 This Agreement will not be assigned by any party hereto without the prior written consent of all the parties hereto.

12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal law.

12.8	The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

12.9 Each party to this Agreement will cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.10 Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

12.11 The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Accounts or the Designated Portfolios of the Fund or other applicable terms of this Agreement. Notwithstanding anything herein to the contrary, the Company may amend Schedule A to this Agreement to add Accounts and Contracts upon 20 Business Days advance written notice to the Fund and such amendment shall take effect as of the date specified in the notice, unless the Fund submits a written objection to such amendment to the Company with in 10 Business Days of such notice. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

12.12 This Agreement may be amended, assigned and/or supplemented (“Amendment”) only by mutual written consent signed by the parties to this Agreement, except as otherwise provided herein. A change in control of the Company shall not constitute an Amendment of this Agreement.

12.13 Each Designated Portfolio agrees to consult in advance with the Company concerning any decision to elect or not to pass through the benefit of any foreign tax credits to the Designated Portfolio’s shareholders pursuant to Section 853 of the Code.

ARTICLE XIII. CONTRACT OWNER INFORMATION

13.1. Definitions. For purposes of this Article XIII, the following terms shall have the following meanings:

(a) The term “Fund” includes each Designated Portfolio.

(b) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Company.

(c) The term “Shareholder” means the holder of interests in a Contract, or a participant in an employee benefit plan with a beneficial interest in a Contract.

(d) The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, managed account programs or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

(e) The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs, managed account programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; (v) as part of a Contract discontinuance or termination of the employee benefit plan; or (vi) as normal participant withdrawals from employee benefit plans made on account of termination, loans, hardship, etc.

(f) The term “written” includes electronic writings and facsimile transmissions.

13.2 Agreement to Provide Information. The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)4, or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. The Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

[4]	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

13.3 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Notwithstanding anything to the contrary herein, with respect to group annuities issued by the Company in conjunction with pension and retirement plans, in no event will the request for data cover periods longer than 18 calendar months from the date of the request.

13.4 Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

13.5 Form and Timing of Response.

(a) The Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 13.2. If requested by the Fund or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 13.2 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 13.2 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

13.6 Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

13.7 Agreement to Restrict Trading. The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares (or subaccount interests, as applicable) by a Shareholder that have been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company. Instructions must be received by the Company at the following address, or such other address that the Company may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile number:

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13.8 Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Fund agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

13.9 Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company. Notwithstanding the foregoing, with respect to group annuities issued by the Company in conjunction with pension and retirement plans, for requests for periods prior to 90 days from the request, the Company will inform the Fund within 10 business days of the timing of the response which will not exceed a reasonable period of time taking into account the complexity of obtaining such information from systems and archives.

13.10 Confirmation by Company. The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than fifteen business days after the instructions have been executed.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

THE RBB FUND, INC., on behalf each of the Designated Portfolios listed on Schedule B

By:
Name:	Salvatore Faia
Title:	Salvatore Faia, JD, CPA, CFE President The RBB Fund, Inc.

MATSON MONEY, INC.

By:
Name:	Daniel J List
Title:	CEO & VP

FORESIDE FUNDS DISTRIBUTORS LLC

By:
Name:	Mark Fairbanks
Title:	President

TIAA-CREF LIFE INSURANCE COMPANY

By:
Name:	Jeremy W. Ragsdale
Title:	VP

PARTICIPATION AGREEMENT

SCHEDULE A

Separate Accounts and Contracts of TIAA-CREF Life Insurance Company:

Separate Accounts:	Contracts:
Separate Account VLI-1	Intelligent Life Variable Universal Life (VUL)
Intelligent Life Survivorship VUL
Separate Account VA-1	Intelligent Variable Annuity

PARTICIPATION AGREEMENT

SCHEDULE B

The Separate Account(s) shown on Schedule A may invest in the following Portfolio(s) of the Fund.

MATSON MONEY U.S. EQUITY VI PORTFOLIO
MATSON MONEY INTERNATIONAL EQUITY VI PORTFOLIO
MATSON MONEY FIXED INCOME VI PORTFOLIO

Exhibit I

To

Participation Agreement

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.	As provided in Section 1.1 of the Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)	The Fund or its agent will furnish to Company or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Designated Portfolio, (2) same day notice of the declaration of any income, dividends or capital gain distributions payable on the Shares of a Designated Portfolio, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to Company or its affiliate by 6:30 p.m. Eastern Time on each Business Day. “Business Day” shall mean any day on which the New York Stock Exchange, Inc. (the “NYSE”) is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. Changes in pricing information will be communicated to both NSCC and Company.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Designated Portfolio’s net asset value is calculated as specified in such Designated Portfolio’s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Company or its affiliate will calculate the net purchase or redemption order for each Designated Portfolio. Orders for net purchases or net redemptions derived from Instructions received by Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to Company’s or its affiliate’s compliance with the foregoing, Company or its affiliate will be considered the agent of the Designated Portfolios, and the Business Day on which Instructions are received by Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Designated Portfolios are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Designated Portfolio’s then current prospectuses.

(c)	Company or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Fund or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)	Trust will wire payment for net redemption orders, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC.

(e)	With respect to (c) above, if the Fund or its agent does not send a confirmation of Company’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases will be made the following Business Day.

(f)	If on any day Company or its affiliate, or the Fund or its agent is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to the Fund or Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)	These procedures are subject to any additional terms in each Fund’s prospectus to the extent not inconsistent with this Agreement, and the requirements of applicable law.

2.	Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.